Exhibit 5




                                                   July 11, 1995


PepsiCo, Inc.
700 Anderson Hill Road
Purchase, New York  19577

Dear Sir or Madam:

     As Vice President, Corporate Division Counsel of
PepsiCo, Inc. ("PepsiCo"), I have acted as counsel to PepsiCo in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed today with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 2,000,000 shares of PepsiCo Capital
Stock, par value 1-2/3 cents per share (the "Shares"), pursuant to the PepsiCo Long-Term Savings Program (the
"Plan").

     In connection with the opinion set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary.

     Based upon the foregoing, it is my opinion that the Shares being registered pursuant to the Registration
Statement to which this opinion is an exhibit, when sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the caption "Legal
Opinion". In giving this consent, I do not admit that I am in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                     Very truly yours,

                                     /s/ KATHLEEN ALLEN LUKE
                                        Vice President, Corporate
                                        Division Counsel